Exhibit 99.1

CENTERPLATE REPORTS SOLID OPERATING RESULTS FOR 2004
ANNOUNCES INTENT TO REFINANCE SENIOR DEBT
AND NAMES JANET L. STEINMAYER PRESIDENT

SPARTANBURG, S.C., February 28, 2005 – Centerplate, Inc. (AMEX: CVP; TSX: CVP.un) today reported financial results for the fourth quarter and fiscal year ended December 28, 2004. Net sales of $607.2 million for fiscal year 2004 decreased by $8.9 million, or 1.5%, from $616.1 million in fiscal year 2003. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) for 2004 increased to $53.4 million compared to $53.0 million for its fiscal year ended December 30, 2003. For the full year 2004, Centerplate reported net income of $2.3 million compared to a loss of $4.4 million in 2003.

“We are pleased to report increased adjusted EBITDA in our first full year of being a public company,” said Lawrence E. Honig, chairman and chief executive officer of Centerplate. He added, “Our convention center business has picked up, and we are pleased that net new accounts contributed to a net increase in adjusted EBITDA.”

Centerplate also announced that it had signed a commitment letter with General Electric Capital Corporation (GE Capital) to refinance its existing $65 million term loan and $50 million revolving credit facility with a $100 million term loan and a $115 million revolving credit facility. In addition, the company announced that the Board of Directors of Centerplate named Janet L. Steinmayer President, effective immediately.

Regarding the GE refinancing, Honig said, “This will enable us to respond more effectively to many new business opportunities, such as the recent reemergence of new stadium construction, and to invest more heavily in our business, particularly our service and quality initiatives, including those with outside partners.” He added, “I am very pleased with the Board’s decision to name Janet Steinmayer President of Centerplate, recognizing the role she is already filling at the company. Janet has played an integral part in Centerplate’s strategic efforts to improve the quality and service in our business. Among her many contributions, she is spearheading the development of Centerplate’s branded food product concepts, which are being introduced with great success in our sports facilities and convention centers.” Honig noted that Steinmayer’s position at Centerplate includes oversight of the legal, human resources, marketing, risk management and information technology departments.

Ms. Steinmayer joined the company in 1993 as general counsel. Prior to joining the company, she was senior vice president and general counsel of Trans World Airlines, Inc., at the time the airline was owned by the Icahn organization. Ms. Steinmayer is a graduate of Bryn Mawr College, where she currently serves on its Board of Trustees, and of the University of Chicago Law School.

The decrease in net sales for fiscal year 2004 was due primarily to a $25.6 million sales decline in the MLB and NFL facilities served by Centerplate. In Major League Baseball, this was caused mostly by the loss of the San Diego Padres, which moved to a facility not served by Centerplate (approximately $14.1 million), plus five fewer post-season games played in the fourth quarter of 2004 (approximately $7.2 million) and a decrease in attendance levels at another Centerplate facility. In the National Football League, the decline in net sales was caused mostly by four fewer games played (because of scheduling, which moved four games from the 2004 NFL season into Centerplate’s fiscal 2005). These decreases were partially offset by an increase of $14.8 million in sales at convention centers due to an increase in trade shows and convention center business.

For the fourth quarter of fiscal 2004, Centerplate reported net sales of $134.1 million, an increase of 1.7%, compared to $131.8 million in the fourth quarter of 2003. Adjusted EBITDA for the fourth quarter of 2004 was $11.5 million compared to $9.3 million in the fourth quarter of 2003. Centerplate reported net income of $0.4 million for the fourth quarter of 2004 compared to a net loss of $11.4 million for the comparable quarter in 2003. Net sales for the quarter improved mainly due to an increase of revenue at the company’s convention centers and the additional revenue associated with new accounts. The improvement in net income is primarily the result of the non-recurring IPO related costs incurred in 2003.

On a per share basis, Centerplate reported earnings of $0.09 per share for fiscal 2004 versus a net loss of $0.31 per share for fiscal 2003 and net earnings of $0.02 per share for the fourth quarter of 2004 compared to a net loss of $0.70 per share for the fourth quarter of 2003.

As previously announced, Centerplate will make its 15th distribution to IDS holders on March 18, at the annual rate of approximately $1.56 per IDS.

Centerplate will discuss its fourth quarter and year-end 2004 financial results on a conference call at 5:30 p.m. (EST) on Monday, February 28, 2005. Interested parties may participate in the call by dialing 877-692-2590 approximately 10 minutes before the call is scheduled to begin. International callers should dial 973-935-8508. An audio web cast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. February 28, 2005 through midnight on March 14, 2005. The replay can be accessed domestically by dialing 877-519-4471. For international callers, the dial-in number is 973-341-3080. The pass code for the replay call is 5722237.

About Centerplate
Centerplate, formerly Volume Services America Holdings, Inc., is a leading provider of catering, concessions, merchandise and facility management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.

Presentation of Information in this Press Release
Centerplate presents adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.

Forward-Looking Statements
The information contained in this news release, other than historical information, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, adverse weather conditions and other factors, as well as the risks identified in the prospectus relating to the offering of IDSs, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com

(Financial Tables Follow)

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
(in thousands)

	December 28,	December 30,
	2004	2003
ASSETS
Current assets	$71,755	$76,602
Property and equipment, net	48,222	52,751
Contract rights, net	87,981	101,512
Cost in excess of net assets acquired	41,142	46,457
Deferred financing costs, net	11,707	13,017
Other assets	38,239	31,934

TOTAL ASSETS	$299,046	$322,273

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$70,243	$79,422
Long-term debt	170,245	170,245
Other liabilities	6,332	4,944
Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	14,352	14,035

Total stockholders’ equity	37,874	53,627

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$299,046	$322,273

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(in thousands, except share data)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2004	2003	2004	2003
Net sales	$134,127	$131,788	$607,154	$616,057

Cost of sales	107,836	108,289	492,462	503,986
Selling, general and administrative	14,883	14,320	61,540	59,591
Depreciation and amortization	6,509	6,793	26,644	27,119
Transaction related expenses	—	2,577	—	2,577
Contract related losses	290	184	411	831

Operating income (loss)	4,609	(375)	26,097	21,953

Interest expense, net	6,223	17,735	25,010	32,763
Other income, net	(96)	(28)	(266)	(55)

Income (loss) before income taxes	(1,518)	(18,082)	1,353	(10,755)
Income tax benefit	(1,888)	(6,659)	(967)	(6,337)

Net income (loss)	370	(11,423)	2,320	(4,418)
Accretion of conversion option	—	—	(317)	—

Net income (loss) available to common stock with or without the conversion option	$370	$(11,423)	$2,003	$(4,418)

Basic net income (loss) per share with conversion option	$0.02	$(0.70)	$0.17	$(0.31)

Diluted net income (loss) per share with conversion option	$0.02	$(0.70)	$0.17	$(0.31)

Basic net income (loss) per share without conversion option	$0.02	$(0.70)	$0.09	$(0.31)

Diluted net income (loss) per share without conversion option	$0.02	$(0.70)	$0.09	$(0.31)

Weighted average shares outstanding with conversion option	4,060,997	1,458,950	4,060,997	364,738
Weighted average shares outstanding without conversion option	18,463,995	14,755,220	18,463,995	13,898,426

Total weighted average shares outstanding	22,524,992	16,214,170	22,524,992	14,263,164

Dividends declared per share	$0.20	$0.09	$0.79	$0.09

CENTERPLATE, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)
(in thousands)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2004	2003	2004	2003
Net income (loss)	$370	$(11,423)	$2,320	$(4,418)
Income tax benefit	(1,888)	(6,659)	(967)	(6,337)

Income (loss) before income taxes	(1,518)	(18,082)	1,353	(10,755)
Adjustments:
Interest expense (1)	6,223	17,735	25,010	32,763
Depreciation and amortization	6,509	6,793	26,644	27,119

EBITDA (2)	$11,214	$6,446	$53,007	$49,127

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$11,214	$6,446	$53,007	$49,127
Adjustments:
Transaction related expenses (3)	—	2,577	—	2,577
Contract related losses (4)	290	184	411	831
Non-cash compensation	—	—	—	64
Management fees paid to affiliates of Blackstone and GE Capital (5)	—	82	—	394

Adjusted EBITDA (2)	$11,504	$9,289	$53,418	$52,993

(1)	Included in interest expense for the 13 and 52 week periods ended December 28, 2004 is $0.9 million and $2.0 million, respectively, related to the change in the fair value of our derivatives. In addition, included in the 52 weeks ended December 28, 2004 is $1.5 million in expenses related to the repurchase of the remaining $12.3 million senior subordinated notes issued in 1999 of which $0.3 million is amortization expense. Included in interest expense for the 13 and 52 weeks ended December 30, 2003 is a $5.3 million non-cash charge related to the refinancing of our credit facility and $7.2 million in expenses related to the repurchase of the senior subordinated notes issued in 1999.

(2)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

(3)	Transaction related expenses in fiscal 2003 include certain expenses related to executive compensation associated with our 2003 Initial Public Offering of IDSs.

(4)	Contract related losses reflect non-cash charges incurred for the write-off of assets for certain accounts.

(5)	Management fees in the fiscal 2003 period represent fees paid to former majority owners for certain administrative and management functions.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)
(in thousands)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2004	2003	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$370	$(11,423)	$2,320	$(4,418)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,509	6,793	26,644	27,119
Amortization of deferred financing costs	381	5,833	1,814	6,906
Contract related losses	—	184	411	831
Noncash compensation	—	—	—	64
Derivative noncash interest	859	—	2,001	—
Deferred tax change	(2,105)	(6,500)	(1,272)	(6,178)
Other	208	124	351	668
Gain (loss) on disposition of assets	53	(5)	103	(69)

Changes in assets and liabilities	(19,734)	(13,261)	(3,933)	2,236

Net cash provided by (used in) operating activities	(13,459)	(18,255)	28,439	27,159

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,285)	(1,602)	(7,969)	(7,904)
Proceeds from sale of property and equipment	—	585	809	585
Purchase of contract rights	(8,221)	(2,532)	(15,900)	(16,029)
Return of unamortized capital investment	5,000	—	16,531	—

Net cash used in investing activities	(5,506)	(3,549)	(6,529)	(23,348)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments — revolving loans	—	(1,000)	(4,000)	(11,000)
Principal payments on long-term debt	—	(109,538)	—	(110,400)
Proceeds from issuance of long-term debt	—	65,000	—	65,000
Proceeds from issuance of stock, net	—	151,517	—	151,517
Proceeds from issuance of subordinated notes	—	105,245	—	105,245
Payment of existing subordinated notes	—	(87,750)	(12,250)	(87,750)
Repurchase of stock	—	(71,440)	—	(71,440)
Proceeds from loans to related parties	—	1,241	—	1,241
Payments of debt issuance costs	—	(12,837)	(267)	(12,837)
Restricted cash	—	(22,048)	13,628	(22,048)
Payments of financing costs	(124)	—	(504)	—
Increase (decrease) in bank overdrafts	2,283	(862)	1,666	1,282
Loans to related parties	—	—	—	(66)
Dividend payments	(4,460)	—	(18,335)	—

Net cash provided by (used in) financing activities	(2,301)	17,528	(20,062)	8,744

INCREASE (DECREASE) IN CASH	(21,266)	(4,276)	1,848	12,555

CASH AND CASH EQUIVALENTS:
Beginning of period	46,043	27,205	22,929	10,374

End of period	$24,777	$22,929	$24,777	$22,929